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                                                                Exhibit 10.26







                                    AMENDMENT NO.1

                                          TO

                                   CONTRACT BETWEEN

                              NEW IMAGE INDUSTRIES, INC.

                                         AND

                                LORAL FAIRCHILD CORP.

                                         FOR

                            INTRA-ORAL DENTAL X-RAY SYSTEM

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         This Amendment No. 1 effective the 28th of March 1996 modifies the
Contract, dated the 3rd of March 1995, between New Image Industries, Inc., 2283 Cosmos Court, Carlsbad, CA 92009 (hereinafter called "Buyer") and Loral Fairchild Corp., Loral Fairchild Imaging Sensors Division, having offices at 1801 McCarthy Blvd., Milpitas, CA 95035 (hereinafter called "Seller"), for development of a Intra-Oral Dental X-Ray System.

         WHEREAS, Buyer desires to have Seller perform the design of the electronic controller board which previously was the responsibility of Buyer;

         WHEREAS, Buyer desires to make certain specification changes to the requirements for the Intra-Oral Dental X-Ray System; and

         WHEREAS, Seller is willing to perform the electronic controller board design, and incorporate the desired specification changes into the Intra-Oral Dental X-Ray System.

         WHEREAS, Seller and Buyer desire to amend the delivery schedule for prototype and production units of the Intra-Oral Dental X-Ray System.

         NOW, THEREFORE, in consideration of the mutual agreements and the obligations of the parties hereinafter expressed, Buyer and Seller hereby agree as follows:

1. The parties agree that the total original contract price is $28,100,000, consisting of 10,000 units at $2,800 each (as specified in Article 3.1) plus $100,000 for production tooling as provided for in Article 3.4.

2.       The parties agree that the original contract requirements under
Article 3.4 is revised as follows:

         Article 3.4 was:

         "3.4 Buyer will pay Seller $100,000 for production tooling for the redesigned sensor assembly mechanical housing and the electronic controller board. Buyer will be responsible for the design of the electronic controller board and agrees that the design to unit cost will not exceed two hundred dollars ($200.00). Buyer will deliver the completed electronic board design to Seller not later than 3 months after this agreement becomes fully effective.


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    Article 3.4 is:


    "3.4 Buyer has paid to Seller $100,000 for production tooling for the redesigned sensor assembly mechanical housing and the production tooling for the electronic controller board. Effective with the execution of this agreement No. 1, Seller will be responsible for the design of the Electronic Controller Board. Seller design of the Electronic Controller Board is to be completed on or about 28 March 1996.

         3.4.1 The Electronic Controller Board shall be designed to New Image specifications, provided hereto as Attachment "B" to the Contract, which specifications are approved by both parties and consist of:

                   - Digital X-Ray Dynamic Link and Software Specifications, dated 17 January 1996
                   -    X-Ray Computer Specifications, dated 15 January 1996
                   -    Processing Time Specifications, dated 15 January 1996

         3.4.2 Upon completion of the design and development activity, Seller shall conduct a final design review with Buyer on or about 28 March 1996. Not later than two (2) weeks after the design review Seller shall furnish one complete set of the Electronic Controller Board design documentation."

         3.4.3 For the effective term of this Contract, the Electronic Controller Board designed to Buyer's specification will be a product configuration provided exclusively to Buyer.

3. In consideration for Seller design of the Electronic Controller Board, and providing a WW Fischer SA sealable cable connector with mating soak cap, the total firm, fixed price of the Contract is increased by $350,000.00 for non-recurring engineering and $300.00 per production unit, for a total contract price increase of $3,350,000.00.

    3.a. The Electronic Controller Board non-recurring amount of $350,000.00 shall be amortized over 10,000 units and paid upon delivery of each unit at a rate of $35.00 per unit.

    3.b Buyer agrees that Seller shall retain all intellectual property rights to the design of the Electronic Controller Board, and shall have exclusive production rights for the controller board,


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4.       As a consequence of the above changes the parties agree to revision of the following Articles of the initial Contract as follows:

4.a.     Article 2, DELIVERABLES AND SCHEDULE, was:

         "Seller shall deliver to Buyer ten (10) X-Ray System prototypes not later than ten (10) weeks after this agreement becomes fully effective. Buyer shall have four (4) weeks for acceptance testing and evaluation. Acceptance testing will be in accord with Seller's specification, Attachment "A", and a mutually agreed acceptance test procedure. The X-Ray System prototypes will be functional, but not be in final form, fit and weight. Seller shall commence production not later than eight months after this Contract becomes fully effective."

         Article 2 is revised in two sub-articles to read:

         "2.1      Seller shall deliver to Buyer ten (10) X-Ray System
prototypes on or about 1 April 1996 Buyer shall have three (3) weeks for acceptance testing and evaluation. Acceptance testing will be in accord with Seller's specifications, Attachment "A", and a mutually agreed acceptance test procedure. The X-Ray System prototypes will be functional, but not be in final form, fit and weight. In the event the Buyer acceptance is not received by Seller within four (4) weeks of receipt of the last prototype, the prototypes shall be deemed accepted. Seller shall commence production deliveries in accordance with Article 3.1.

         2.2 Seller shall deliver to Buyer two (2) reproducible copies of I/O software on 230 MB rewriteable optical disks. The software consists of virtual device drivers (VxDs) developed using VtoolsD-Trademark-(a registered Trademark of Vireo Software, Inc.), which by license agreement Loral is authorized to reproduce, incorporate and distribute object code extracted from the library files of the program into VxDs developed by Loral provided that Vireo's copyright notice is included. The I/O developed software is to be delivered concurrently with the delivery of prototype Electronic Controller Boards (ECB)."

         4.b.      Article 3.1 was:

         "For performance of this contract, including the delivery of 10,000 production units, Buyer shall pay Seller the firm, fixed price of U.S. $28,000,000.00 Dollars (the "Contract Price") and take delivery of all production units within 60 months of the date this contract becomes fully effective."

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    Article 3.1 is revised to read:

    "For performance of this Contract, including the delivery of 10,000 production units, Buyer shall pay Seller the firm, fixed price of U.S. $31,450,000.00 Dollars (the "Contract Price") (subject to credits and adjustments provided in this Contract) and take periodic delivery of production units in accordance with the following schedule requirement:

         500 systems              Not later than 31 March 1997*
         800 systems              Not later than 31 March 1998
         1000 systems             Not later than 31 March 1999
         1200 systems             Not later than 31 March 2000
         1400 systems             Not later than 31 March 2001
         1800 systems             Not later than 31 March 2002
         2000 systems             Not later than 31 March 2003
         1300 systems             Not later than 31 March 2004

         *Quantity Includes ten (10) prototypes.

    Starting in September 1996 Buyer and Seller will agree to a six (6) month rolling forecast of scheduled monthly deliveries to deliver the units within the delivery requirements specified above, which will be updated bi-monthly."

    4.c.  Article 3.3 was:

    "After the $250,000 initial payment, Buyer shall pay Seller US $2,775.00 Dollars for each of the 10,000 X-Ray Systems delivered by Seller to Buyer."

    Article 3.3 is revised to read:

    "After the $250,000 initial down payment (receipt of which is hereby acknowledged), and the $100,000 tooling payment (receipt of which is hereby acknowledged) provided for in Article 3.4, Buyer shall pay Seller US $3110.00 Dollars for each of the 10,000 X-Ray Systems delivered by Seller to Buyer."

    4.d. Article 3.5, which provided for a option to purchase an additional 10,000 units, is deleted in its entirety.


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    4.e.  Article 4.2 was:

    "Buyer and Seller agree that if Buyer for any reason does not order and purchase all 10,000 production units provided for in this contract, Seller shall be entitled to recover and Buyer will pay Seller's non-recurring costs of $200,000 which will be reduced by a credit of $20 for each production unit purchased by Buyer."

    Article 4.2 is revised to read:

    "Buyer and Seller agree that if Buyer for any reason does not order and purchase all 10,000 production units provided for in this Contract, Seller shall be entitled to recover and Buyer will pay Seller's non-recurring costs of $550,000 which will be amortized by a credit of $55.00 for each production unit purchased by Buyer. In the event of such cancellation, payment to Seller shall be within thirty (30) days of notification of cancellation by Buyer to Seller."

    4.e.  Article 4.3 was:

    In addition to the provisions of 4.2 above, in the event Buyer cancels the initial purchase order of 1,500 units set forth in 4.1 above, Buyer shall pay Seller its actual costs plus a reasonable profit which in no event shall exceed a maximum cancellation liability of $1.3 million dollars."

    Article 4.3 is revised to read:

    "In addition to the provisions of 4.2 above, in the event Buyer cancels the units set forth in article 3.1 above, Buyer shall pay Seller its actual costs plus a reasonable profit for work in process, which in no event shall exceed a maximum cancellation liability of $1.65 million dollars."

    4.g.  Article 14, PATENTS, is revised in its entirety as follows:

    "14.1 Seller shall indemnify and hold Buyer harmless from all damages, liabilities and costs suffered or incurred by Buyer as a result of any claim or lawsuit alleging that the sensor assemblies as sold (as distinguished from repaired) pursuant hereto infringe any United States Letters patent, and in the event that any such sensor assemblies found to infringe any United States Letters patent, Seller shall either (1) obtain a license for Buyer and Buyer's directors, officers, affiliates and customers to continue to use, sell, and offer for sale the infringing sensor assemblies, or (2) replace the infringing sensor assemblies with substantially equivalent non-infringing sensor


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    assemblies, or (3) modify the infringing sensor assemblies so as to be substantially equivalent but non-infringing.

    14.2 The provisions of paragraph 14.1 shall not apply if the sensor assemblies are manufactured in accordance with specifications furnished by Buyer and are not part of Seller's standard product line.

    14.3  Notwithstanding the provisions of 14.2 the provisions of paragraph
    14.1 shall apply to sensor assemblies having the same or substantially the same configuration as the sensor assembly on the effective date of this Amendment No. 1.

    14.4 The provisions of paragraph 14.1 specifically exclude any claim arising out of or in connection with the design, manufacture or use of the Electronic Controller Board.

    14.5 Seller's indemnity does not apply to any claimed infringement arising from use of any of the goods in combination with other items not delivered hereunder where such infringements would not have occurred from the use of the goods alone. Except as provided in this paragraph, Seller makes no warranty that the goods will be delivered free from any claims of patent infringement of any third party."

Except as provided in this Amendment No. 1, all other terms and conditions of the Contract dated March 3, 1995 shall apply and shall continue in full force and effect.


IN WITNESS WHEREOF, the parties have executed this Amendment No. 1, in duplicate originals, as of the last date set forth below.

NEW IMAGE INDUSTRIES                   LORAL FAIRCHILD IMAGING SENSORS

By:  /s/ D.F. Edmunds                  By: /s/ Bob R. Drew
   ---------------------------            --------------------------------

Name:  Dewey F. Edmunds                Name:  Bob R. Drew

Title: President                       Title: Vice President & General Manager

Date:  3/29/96                         Date:  3/28/96


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